Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS THIRD-QUARTER 2024 NET INCOME OF $12.9 BILLION ($4.37 PER SHARE)

THIRD-QUARTER 2024 RESULTS1

ROE 16% ROTCE[2] 19%	CET1 Capital Ratios[3] Std. 15.3% | Adv. 15.5% Total Loss-Absorbing Capacity[3] $544B	Std. RWA[3] $1.8T Cash and marketable securities[4] $1.5T Average loans $1.3T

Firmwide Metrics	■	Reported revenue of $42.7 billion and managed revenue of $43.3 billion[2]
	■	Expense of $22.6 billion; reported overhead ratio of 53% and managed overhead ratio[2] of 52%
	■	Credit costs of $3.1 billion included $2.1 billion of net charge-offs and a $1.0 billion net reserve build
	■	Average loans up 1% YoY and QoQ; average deposits up 1% YoY and QoQ

CCB[5] ROE 29%	■	Average deposits down 8% YoY, down 2% QoQ; client investment assets up 21%
	■	Average loans up 1% YoY, flat QoQ; Card Services net charge-off rate of 3.24%
	■	Debit and credit card sales volume[6] up 6%
	■	Active mobile customers[7] up 7%

CIB[8] ROE 17%	■	Investment Banking fees up 31% YoY, down 4% QoQ; #1 ranking for Global Investment Banking fees with 9.1% wallet share YTD
	■	Markets revenue up 8%, with Fixed Income Markets flat and Equity Markets up 27%
	■	Average Banking & Payments loans down 2% YoY, down 1% QoQ; average client deposits[9] up 7% YoY, up 3% QoQ

AWM ROE 34%	■	AUM[10] of $3.9 trillion, up 23%
	■	Average loans up 2% YoY and QoQ; average deposits up 17% YoY including the allocation of First Republic deposits to AWM in 4Q23[11], up 4% QoQ

Jamie Dimon, Chairman and CEO, commented: “The Firm reported strong underlying business and financial results in the third quarter, generating net income of $12.9 billion and an ROTCE of 19%. In the CIB, investment banking fees grew 31%, while Markets revenue was resilient, rising 8%. Payments fees grew by double-digits as investments are fueling organic growth. In CCB, we ranked #1 in U.S. retail deposits for the fourth consecutive year. Card loans increased 11%, and we saw robust acquisition of 2.5 million accounts. Finally, in AWM, asset management fees rose 15%, and long-term net inflows were a record $72 billion.”

Dimon added: “We await our regulators’ new rules on the Basel III endgame and the G-SIB surcharge as well as any adjustments to the SCB or CCAR. We believe rules can be written that promote a strong financial system without causing undue consequences for the economy, and now is an excellent time to step back and review the extensive set of existing rules – which were put in place for a good reason – to understand their impact on economic growth, the viability of both public and private markets, and secondary market liquidity. Regardless of the outcome of these rules, we have an extraordinarily strong balance sheet, evidenced by total loss-absorbing capacity of $544 billion plus cash and marketable securities of $1.5 trillion, while our riskiest assets, loans, total $1.3 trillion. On share repurchases, given that market levels are at least slightly inflated, we maintain our modest pace of buybacks, although we reserve the right to adjust this at any time.”

Dimon added: “We have been closely monitoring the geopolitical situation for some time, and recent events show that conditions are treacherous and getting worse. There is significant human suffering, and the outcome of these situations could have far-reaching effects on both short-term economic outcomes and more importantly on the course of history. Additionally, while inflation is slowing and the U.S. economy remains resilient, several critical issues remain, including large fiscal deficits, infrastructure needs, restructuring of trade and remilitarization of the world. While we hope for the best, these events and the prevailing uncertainty demonstrate why we must be prepared for any environment.”

Dimon concluded: “I get to travel around the country and the globe for our Firm. It gives me immense pride to see our employees tirelessly serve their clients and communities, which include over 82 million U.S. consumers and 6 million small businesses, 40 thousand large and medium-sized businesses – who we bank wherever they do business – and thousands of institutional clients, as well as veterans, schools, cities, states and countries around the world. I know you join me in extending gratitude to our employees.”

CAPITAL DISTRIBUTIONS
■    Common dividend of $3.6 billion or $1.25 per share
■    $6.0 billion of common stock net repurchases12
■    Net payout LTM12,13 of 54%
FORTRESS PRINCIPLES
■ Book value per share of $115.15, up 15%; tangible book value per share2 of $96.42, up 18%
■    Basel III common equity Tier 1 capital3 of $273 billion and Standardized ratio3 of 15.3%; Advanced ratio3 of 15.5%
■    Firm supplementary leverage ratio of 6.0%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    Over $2 trillion of credit and capital14 raised YTD, reflecting approximately
■    $185 billion of credit for consumers
■    $30 billion of credit for U.S. small businesses
■    $1.9 trillion of credit and capital for corporations and non-U.S. government entities
■    $50 billion of credit and capital for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479	Media Contact: Joseph Evangelisti (212) 270-7438
Note: Totals may not sum due to rounding.
[1] Percentage comparisons noted in the bullet points are for the third quarter of 2024 versus the prior-year third quarter, unless otherwise specified.
[2] For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes, see page 7.

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the third quarter of 2024 versus the prior-year third quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				2Q24		3Q23
($ millions, except per share data)	3Q24	2Q24	3Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$42,654	$50,200	$39,874	$(7,546)	(15)%	$2,780	7%
Net revenue - managed	43,315	50,992	40,686	(7,677)	(15)	2,629	6
Noninterest expense	22,565	23,713	21,757	(1,148)	(5)	808	4
Provision for credit losses	3,111	3,052	1,384	59	2	1,727	125
Net income	$12,898	$18,149	$13,151	$(5,251)	(29)%	$(253)	(2)%
Earnings per share - diluted	$4.37	$6.12	$4.33	$(1.75)	(29)%	$0.04	1%
Return on common equity	16%	23%	18%
Return on tangible common equity	19	28	22
Discussion of Results:
Net income was $12.9 billion, down 2%.
Net revenue was $43.3 billion, up 6%. Net interest income was $23.5 billion, up 3%. Noninterest revenue was $19.8 billion, up 11%. Net interest income excluding Markets2 was $23.4 billion, up 1%, driven by the impact of balance sheet mix and securities reinvestment, higher revolving balances in Card Services and higher wholesale deposit balances, predominantly offset by lower deposit balances in CCB and deposit margin compression across the lines of business. Noninterest revenue excluding Markets2 was $12.7 billion, up 17%, driven by lower net investment securities losses compared to the prior year, higher asset management fees in AWM and CCB and higher investment banking fees. Markets revenue was $7.2 billion, up 8%.
Noninterest expense was $22.6 billion, up 4%, driven by higher compensation, including higher revenue-related compensation and growth in employees, partially offset by lower legal expense.
The provision for credit losses was $3.1 billion, reflecting net charge-offs of $2.1 billion and a net reserve build of $1.0 billion. Net charge-offs of $2.1 billion were up $590 million, predominantly driven by Card Services. The net reserve build included $882 million in Consumer, primarily in Card Services, and $144 million in Wholesale. The prior-year provision was $1.4 billion, reflecting net charge-offs of $1.5 billion and a net reserve release of $113 million.

JPMorgan Chase & Co.
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CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				2Q24		3Q23
($ millions)	3Q24	2Q24	3Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$17,791	$17,701	$18,362	$90	1%	$(571)	(3)%
Banking & Wealth Management	10,090	10,375	11,345	(285)	(3)	(1,255)	(11)
Home Lending	1,295	1,319	1,252	(24)	(2)	43	3
Card Services & Auto	6,406	6,007	5,765	399	7	641	11
Noninterest expense	9,586	9,425	9,105	161	2	481	5
Provision for credit losses	2,795	2,643	1,446	152	6	1,349	93
Net income	$4,046	$4,210	$5,895	$(164)	(4)%	$(1,849)	(31)%
Discussion of Results:
Net income was $4.0 billion, down 31%.
Net revenue was $17.8 billion, down 3%. Banking & Wealth Management net revenue was $10.1 billion, down 11%, driven by lower net interest income on deposit margin compression and lower deposit balances, partially offset by higher asset management fees in J.P. Morgan Wealth Management. Home Lending net revenue was $1.3 billion, up 3%, driven by higher net interest income, partially offset by lower servicing and production revenue. Card Services & Auto net revenue was $6.4 billion, up 11%, driven by Card Services, reflecting higher net interest income on higher revolving balances.
Noninterest expense was $9.6 billion, up 5%, predominantly driven by higher compensation, primarily for advisors, bankers and technology employees, as well as continued investments in marketing.
The provision for credit losses was $2.8 billion, reflecting net charge-offs of $1.9 billion and a net reserve build of $876 million. Net charge-offs of $1.9 billion were up $520 million, driven by Card Services, primarily due to the seasoning of newer vintages and continued credit normalization. The net reserve build was primarily in Card Services, driven by growth in revolving balances and changes in certain macroeconomic variables. The prior-year provision was $1.4 billion, reflecting net charge-offs of $1.4 billion and a net reserve build of $47 million.

JPMorgan Chase & Co.
News Release

COMMERCIAL & INVESTMENT BANK (CIB)[8]

Results for CIB				2Q24		3Q23
($ millions)	3Q24	2Q24	3Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$17,015	$17,917	$15,761	$(902)	(5)%	$1,254	8%
Banking & Payments	8,646	8,950	7,993	(304)	(3)	653	8
Markets & Securities Services	8,369	8,967	7,768	(598)	(7)	601	8
Noninterest expense	8,751	9,166	8,818	(415)	(5)	(67)	(1)
Provision for credit losses	316	384	(95)	(68)	(18)	411	NM
Net income	$5,691	$5,897	$5,027	$(206)	(3)%	$664	13%

Discussion of Results8:
Net income was $5.7 billion, up 13%.
Net revenue was $17.0 billion, up 8%. Banking & Payments revenue was $8.6 billion, up 8%. Investment Banking revenue was $2.4 billion, up 29%. Investment Banking fees were up 31%, driven by higher fees across all products. Payments revenue was $4.4 billion, up 4%, driven by fee growth and higher deposit balances, largely offset by deposit margin compression and higher deposit-related client credits. Lending revenue was $1.9 billion, down 2%.
Markets & Securities Services revenue was $8.4 billion, up 8%. Markets revenue was $7.2 billion, up 8%. Fixed Income Markets revenue was $4.5 billion, flat to the prior year, including outperformance in Currencies & Emerging Markets and lower revenue in Rates. Equity Markets revenue was $2.6 billion, up 27%, reflecting strong performance across regions, largely driven by a supportive trading environment in the U.S. and increased late-quarter activity in Asia. Securities Services revenue was $1.3 billion, up 9%, largely driven by fee growth on higher market levels and volumes.
Noninterest expense was $8.8 billion, down 1%, driven by lower legal expense, offset by higher compensation, including revenue-related compensation and growth in employees, as well as higher technology expense.
The provision for credit losses was $316 million, reflecting a net reserve build of $160 million and net charge-offs of $156 million. The provision was driven by the impact of net lending activity, and net downgrade activity primarily in Real Estate, partially offset by changes in certain macroeconomic variables. The prior-year provision was a net benefit of $95 million, reflecting a net reserve release of $193 million and net charge-offs of $98 million.

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				2Q24		3Q23
($ millions)	3Q24	2Q24	3Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$5,439	$5,252	$5,005	$187	4%	$434	9%
Noninterest expense	3,639	3,543	3,138	96	3	501	16
Provision for credit losses	4	20	(13)	(16)	(80)	17	NM
Net income	$1,351	$1,263	$1,417	$88	7%	$(66)	(5)%
Discussion of Results:
Net income was $1.4 billion, down 5%.
Net revenue was $5.4 billion, up 9%, driven by growth in management fees on higher average market levels and strong net inflows, investment valuation gains compared to losses in the prior year and higher brokerage activity, partially offset by deposit margin compression.
Noninterest expense was $3.6 billion, up 16%, predominantly driven by higher compensation, including revenue-related compensation and continued growth in private banking advisor teams, as well as higher legal expense and distribution fees.
Assets under management were $3.9 trillion and client assets were $5.7 trillion, each up 23%, driven by higher market levels and continued net inflows.

JPMorgan Chase & Co.
News Release

CORPORATE

Results for Corporate				2Q24		3Q23
($ millions)	3Q24	2Q24	3Q23	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,070	$10,122	$1,558	$(7,052)	(70)%	$1,512	97%
Noninterest expense	589	1,579	696	(990)	(63)	(107)	(15)
Provision for credit losses	(4)	5	46	(9)	NM	(50)	NM
Net income/(loss)	$1,810	$6,779	$812	$(4,969)	(73)%	$998	123%
Discussion of Results:
Net income was $1.8 billion, up $998 million.
Net revenue was $3.1 billion, up $1.5 billion. Net interest income was $2.9 billion, up $932 million, predominantly driven by the impact of balance sheet mix and securities reinvestment. Noninterest revenue was $155 million, compared with a net loss of $425 million in the prior year, predominantly driven by lower net investment securities losses.
Noninterest expense was $589 million, down $107 million.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 10 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $115.15, $111.29 and $100.30 at September 30, 2024, June 30, 2024, and September 30, 2023, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding Markets, which is composed of Fixed Income Markets and Equity Markets. Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 28 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 75 of the Firm’s 2023 Form 10-K.

JPMorgan Chase & Co.
News Release
Additional notes:

3.Estimated. Reflects the Current Expected Credit Losses (“CECL”) capital transition provisions. As of September 30, 2024, CET1 capital and Total Loss-Absorbing Capacity reflected the remaining $720 million CECL benefit. Refer to Note 21 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 and Note 27 of the Firm’s 2023 Form 10-K for additional information.
4.Estimated. Cash and marketable securities includes end-of-period eligible high-quality liquid assets (“HQLA”), excluding regulatory prescribed haircuts under the liquidity coverage ratio (“LCR”) rule where applicable, for both the Firm and the excess HQLA-eligible securities included as part of the excess liquidity at JPMorgan Chase Bank, N.A., which are not transferable to non-bank affiliates and thus excluded from the Firm’s LCR. Also includes other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 51-58 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 and pages 102-109 of the Firm’s 2023 Form 10-K for additional information.
5.U.S. retail deposit market share is based on the Federal Deposit Insurance Corporation (FDIC) Summary of Deposits survey per S&P Global Market Intelligence, which applies a $1 billion deposit cap to Chase and industry branches for market share. Includes all commercial banks, savings banks and savings institutions as defined by the FDIC.
6.Excludes Commercial Card.
7.Users of all mobile platforms who have logged in within the past 90 days.
8.Effective in the second quarter of 2024, the Firm reorganized its reportable business segments by combining the former Corporate & Investment Bank and Commercial Banking business segments to form one segment, the Commercial & Investment Bank ("CIB").
9.Client deposits and other third party liabilities (“client deposits”) pertain to the Payments and Securities Services businesses.
10.Assets under management (“AUM”).
11.In the fourth quarter of 2023, CCB transferred certain deposits associated with First Republic to AWM and CIB.
12.Includes the net impact of employee issuances. Excludes excise tax and commissions.
13.Last twelve months (“LTM”).
14.Credit provided to clients represents new and renewed credit, including loans and lending-related commitments, as well as unused amounts of advised uncommitted lines of credit where the Firm has discretion on whether or not to make a loan under these lines. Credit and capital for corporations and non-U.S. government entities includes Individuals and Individual Entities primarily consisting of Global Private Bank clients within AWM.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $4.2 trillion in assets and $346 billion in stockholders’ equity as of September 30, 2024. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, October 11, 2024, at 8:30 a.m. (EDT) to present third-quarter 2024 financial results. The general public can access the call by dialing (888) 324-3618 in the U.S. and Canada, or (312) 470-7119 for international callers; use passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 11:00 a.m. (EDT) on October 11, 2024 through 11:59 p.m. (EDT) on October 25, 2024 by telephone at (800) 835-8067 (U.S. and Canada) or (203) 369-3354 (international); use passcode 67370#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.